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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Parent

Ramapo Financial Corporation
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

                                                   State or Other
                                                   Jurisdiction of        Percentage
Subsidiaries (1)                                   Incorporation          Ownership
----------------                                   ---------------        ----------
The Ramapo Bank (2)                                  New Jersey                100%
RFC High Ridge, Inc.                                 New Jersey                100%
RFC Harmony Park, Inc.                               New Jersey                100%
RFC CKN, Inc.                                        New Jersey                100%
RFC National, Inc.                                   New Jersey                100%
RFC Center Plaza, Inc.                               New Jersey                100%
RFC High Debi Hills, Inc.                            New Jersey                100%
RFC Jefferson, Inc.                                  New Jersey                100%
RFC Deer Trail Development, Inc.                     New Jersey                100%
Ramapo Investment Corporation                        New Jersey                100%
Bancorps' International Trading Corporation (2)      New Jersey               33.3%

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(1)   Except for Bancorps' International Trading Corporation, which is accounted for using the equity method of accounting, the assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in Item 8 hereof. Unless otherwise indicated, all subsidiaries are subsidiaries of the Bank.

(2)   Subsidiary of the Corporation.











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